Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-226343, 333-252233, 333-266606 and 333-284691) on Form S-8 and (No.333-288526) on Form S-3 of our report dated March 17, 2026, with respect to the consolidated financial statements of Neuronetics, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 17, 2026